Exhibit 10.1
NON-EXECUTIVE CHAIRMAN COMPENSATION
(UPDATE TO LEAR CORPORATION OUTSIDE DIRECTOR COMPENSATION)
(As Approved by the Board of Directors Effective August 2010)
From the base Annual Retainer of $110,000 and the regular annual Stock Grant of $130,000 for outside directors, the Non-executive Chairman’s Annual Retainer shall be increased by $70,000 and his annual Stock Grant shall be increased by $82,500.